Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
April 28, 2022

Southern Company reports first-quarter 2022 earnings

ATLANTA – Southern Company today reported first-quarter 2022 earnings of $1.03 billion, or 97 cents per share, compared with earnings of $1.14 billion, or $1.07 per share, in the first quarter of 2021.

Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $1.03 billion, or 97 cents per share, during the first quarter of 2022, compared with $1.04 billion, or 98 cents per share, during the first quarter of 2021.

Non-GAAP Financial Measures	Three Months Ended March
Net Income - Excluding Items (in millions)	2022	2021
Net Income - As Reported	$1,032	$1,135
Less:
Estimated Loss on Plants Under Construction	(1)	(45)
Tax Impact	—	11
Wholesale Gas Services	—	166
Tax Impact	—	(40)
Net Income - Excluding Items	$1,033	$1,043
Average Shares Outstanding - (in millions)	1,063	1,060
Basic Earnings Per Share - Excluding Items	$0.97	$0.98

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Adjusted earnings drivers for the first quarter 2022, as compared with 2021, were higher non-fuel operations and maintenance costs, which reflects a trend towards more normal operating conditions relative to significantly reduced levels during the first quarter 2021, largely offset by constructive state regulatory actions and robust customer growth at our state regulated utilities.

First-quarter 2022 operating revenues were $6.6 billion, compared with $5.9 billion for the first quarter of 2021, an increase of 12.5 percent. These increases were primarily due to higher fuel costs.

“Southern Company saw strong adjusted earnings results for the first quarter 2022,” said Chairman, President and CEO, Thomas A. Fanning. “The economies within our Southeast service territories are among the best in the United States, and we believe we are well-positioned to achieve our financial objectives for 2022,” added Fanning.

Southern Company’s first-quarter earnings slides with supplemental financial information are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Fanning and Chief Financial Officer Daniel S. Tucker will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at https://investor.southerncompany.com/events-and-presentations/default.aspx. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy company serving 9 million customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company serving wholesale customers across America, a leading distributed energy infrastructure company, a fiber optics network and telecommunications services. Southern Company brands are known for excellent customer service, high reliability and affordable prices below the national average. For more than a century, we have been building the future of energy and developing the full portfolio of energy resources, including carbon-free nuclear, advanced carbon capture technologies, natural gas, renewables, energy efficiency and storage technology. Through an industry-leading commitment to innovation and a low-carbon future, Southern Company and its subsidiaries develop the customized energy solutions our customers and communities require to drive growth and prosperity. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and govern our business to the benefit of our world. Our corporate culture and hiring practices have been recognized nationally by the U.S. Department of Defense, G.I. Jobs magazine, DiversityInc, Black Enterprise, Forbes and the Women’s Choice Award. To learn more, visit www.southerncompany.com.

Cautionary Note Regarding Forward-Looking Statements:
Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, expectations regarding achievement of 2022 financial objectives. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory changes, including tax, environmental and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations; the potential effects of the continued COVID-19 pandemic; the extent and timing of costs and legal requirements related to coal combustion residuals; current and future litigation or regulatory investigations, proceedings, or inquiries, including litigation and other disputes related to the Kemper County energy facility; the effects, extent, and timing of the entry of additional competition in the markets in which Southern Company's subsidiaries operate, including from the development and deployment of alternative energy sources; variations in demand for electricity and natural gas; available sources and costs of natural gas and other fuels and commodities; the ability to complete necessary or desirable pipeline expansion or infrastructure projects, limits on pipeline capacity, and operational interruptions to natural gas distribution and transmission activities; transmission constraints; effects of inflation; the ability to control costs and avoid cost and schedule overruns during the development, construction, and operation of facilities or other projects, including Plant Vogtle Units 3 and 4 (which includes components based on new technology that only within the last few years began initial operation in the global nuclear industry at this scale) and Plant Barry Unit 8 due to current and/or future challenges which include but are not limited to, changes in labor costs, availability and productivity, challenges with management of contractors or vendors, subcontractor performance, adverse weather conditions, shortages, delays, increased costs, or inconsistent quality of equipment, materials, and labor, contractor or supplier delay, delays due to judicial or regulatory action, nonperformance under construction, operating, or other agreements, operational readiness, including specialized operator training and required site safety programs, engineering or design problems or any remediation related thereto, design and other licensing-based compliance matters, including, for nuclear units, inspections and the timely submittal by Southern Nuclear of the Inspections, Tests, Analyses, and Acceptance Criteria documentation for each unit and the related investigations, reviews and approvals by the U.S. Nuclear Regulatory Commission (“NRC”) necessary to support NRC authorization to load fuel, challenges with start-up activities, including major equipment failure or system integration, and/or operational performance; and challenges related to the COVID-19 pandemic; the ability to overcome or mitigate the current challenges at Plant Vogtle Units 3 and 4, that could further impact the cost and schedule for the project; legal proceedings and regulatory approvals and actions related to construction projects, such as Plant Vogtle Units 3 and 4, Plant Barry Unit 8, including Public Service Commission approvals and Federal Energy Regulatory Commission and NRC actions; under certain specified circumstances, a decision by holders of more than 10% of the ownership interests of Plant Vogtle Units 3 and 4 not to proceed with construction and the ability of other Vogtle owners to tender a portion of their ownership interests to Georgia Power following certain construction cost increases; in the event Georgia Power becomes obligated to provide funding to Municipal Electric Authority of Georgia (“MEAG”) with respect to the portion of MEAG’s ownership interest in Plant Vogtle Units 3 and 4 involving Jacksonville Electric Authority, any inability of Georgia Power to receive repayment of such funding; the ability to construct facilities in accordance with the requirements of permits and licenses (including satisfaction of NRC requirements), to satisfy any environmental performance standards and the requirements of tax credits and other incentives, and to integrate facilities into the Southern Company system upon completion of construction; investment performance of the employee and retiree benefit plans and nuclear decommissioning trust funds; advances in technology, including the pace and extent of development of low- to no carbon energy technologies and negative carbon concepts; performance of counterparties under ongoing renewable energy partnerships and development agreements; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to return on equity, equity ratios, additional generating capacity and fuel and other cost recovery mechanisms; the ability to successfully operate the electric utilities' generation, transmission, and distribution facilities, Southern Power Company’s generation facilities and Southern Company Gas' natural gas distribution and storage facilities and the successful performance of necessary corporate functions; the inherent risks involved in operating and constructing nuclear generating facilities; the inherent risks involved in transporting and storing natural gas; the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with wholesale customers; the direct or indirect effect on the Southern Company system's business resulting from cyber intrusion or physical attack and the threat of physical attacks; interest rate fluctuations and financial market conditions and the results of financing efforts; access to capital markets and other financing sources; changes in Southern Company's and any of its subsidiaries' credit ratings; the replacement of LIBOR with an alternative reference rate; the ability of Southern Company's electric utilities to obtain additional generating capacity (or sell excess generating capacity) at competitive prices; catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events, political unrest, wars or other similar occurrences; the direct or indirect effects on the Southern Company system's business resulting from incidents affecting the U.S. electric grid, natural gas pipeline infrastructure, or operation of generating or storage resources; impairments of goodwill or long-lived assets; and the effect of accounting pronouncements issued periodically by standard-setting bodies. Southern Company expressly disclaims any obligation to update any forward-looking information.

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